Exhibit 99.1

Item 6.	SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated data for PHI as of and for each of the years ended December 31, 2012, 2011, 2010, 2009, and 2008, derived from PHI’s audited consolidated financial statements set forth in Exhibit 99.3 to this Form 8-K. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, PHI’s consolidated financial statements and notes thereto set forth in Exhibit 99.3 to this Form 8-K, and PHI’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in Exhibit 99.2 to this Form 8-K.

PEPCO HOLDINGS CONSOLIDATED FINANCIAL HIGHLIGHTS

	2012		2011		2010		2009		2008
	(in millions, except per share data)
Consolidated Operating Results
Total Operating Revenue	$4,625		$4,964		$5,407		$5,175		$5,749
Total Operating Expenses	4,084	(a)	4,411		4,881	(c)	4,650	(f)	5,181
Operating Income	541		553		526		525		568
Other Expenses	220		217		449	(d)	282		258
Income from Continuing Operations Before Income Tax Expense	321		336		77		243		310
Income Tax Expense (Benefit) Related to Continuing Operations	103		114	(b)	(14	)(e)	80	(g)	96	(h)
Net Income from Continuing Operations	218		222		91		163		214
Income (Loss) from Discontinued Operations, net of Income Taxes	67		35		(59)		72		86
Net Income	285		257		32		235		300
Earnings Available for Common Stock	285		257		32		235		300
Common Stock Information
Basic Earnings Per Share of Common Stock from Continuing Operations	$0.95		$0.98		$0.41		$0.74		$1.05
Basic Earnings (Loss) Per Share of Common Stock from Discontinued Operations	0.30		0.16		(0.27)		0.32		0.42

Basic Earnings Per Share of Common Stock	1.25		1.14		0.14		1.06		1.47
Diluted Earnings Per Share of Common Stock from Continuing Operations	0.95		0.98		0.41		0.74		1.05
Diluted Earnings (Loss) Per Share of Common Stock from Discontinued Operations	0.29		0.16		(0.27)		0.32		0.42
Diluted Earnings Per Share of Common Stock	1.24		1.14		0.14		1.06		1.47
Cash Dividends Per Share of Common Stock	1.08		1.08		1.08		1.08		1.08
Year-End Stock Price	19.61		20.30		18.25		16.85		17.76
Net Book Value Per Common Share (i)	19.19		18.92		18.65		19.00		18.99
Weighted Average Shares Outstanding – Basic	229		226		224		221		204
Weighted Average Shares Outstanding – Diluted	230		226		224		221		204

Other Information
Investment in Property, Plant and Equipment	$13,625		$12,855		$12,120		$11,431		$10,860
Net Investment in Property, Plant and Equipment	8,846		8,220		7,673		7,241		6,874
Total Assets	15,794		15,001		14,654		16,074		16,407

Capitalization
Short-term Debt	$965		$732		$534		$530		$465
Long-term Debt	3,648		3,794		3,629		4,470		4,859
Current Portion of Long-Term Debt and Project Funding	569		112		75		536		85
Transition Bonds issued by ACE Funding	256		295		332		368		401
Capital Lease Obligations due within one year	8		8		8		7		6
Capital Lease Obligations	70		78		86		92		99
Long-Term Project Funding	12		13		15		17		19
Non-controlling Interest	—		—		6		6		6
Common Shareholders’ Equity (i)	4,414		4,304		4,198		4,224		4,158

Total Capitalization (i)	$9,942		$9,336		$8,883		$10,250		$10,098

(a)	Includes impairment losses of $12 million pre-tax ($7 million after-tax) at Pepco Energy Services associated primarily with investments in landfill gas-fired electric generation facilities, and the combustion turbines at Buzzard Point.
(b)	Includes tax benefits of $14 million primarily associated with an interest benefit related to federal tax liabilities.
(c)	Includes $30 million ($18 million after-tax) related to a restructuring charge and an $11 million ($6 million after-tax) charge related to the effects of Pepco divestiture-related claims.
(d)	Includes a loss on extinguishment of debt of $189 million ($113 million after-tax).
(e)	Includes $12 million of net Federal and state income tax benefits primarily related to adjustments of accrued interest on uncertain and effectively settled tax positions, $14 million of state tax benefits resulting from the restructuring of certain PHI subsidiaries and $17 million of state income tax benefits associated with the loss on extinguishment of debt.
(f)	Includes $40 million ($24 million after-tax) gain related to the effects of Pepco divestiture-related claims.
(g)	Includes a $13 million state income tax benefit (after Federal tax) related to a change in the state income tax reporting for the disposition of certain assets in prior years and a benefit of $6 million related to additional analysis of current and deferred tax balances completed in 2009.
(h)	Includes $18 million of after-tax net interest income on uncertain and effectively settled tax positions (primarily associated with the reversal of previously accrued interest payable resulting from the tentative settlement with the IRS on the mixed service cost issue and a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries) and a benefit of $8 million (including a $3 million correction of prior period errors) related to additional analysis of deferred tax balances completed in 2008.
(i)	Amounts for net book value per common share, common shareholders’ equity and total capitalization have been adjusted for a revision to prior period financial statements related to deferred income tax liabilities for PCI that reduced equity by $32 million, as shown below. Amounts for total equity as filed and as revised below exclude non-controlling interests of $6 million as of December 31, 2010, 2009 and 2008.

	As Filed	Adjustment	As Revised
	(millions of dollars)
December 31, 2012

Total equity	$4,446	$(32)	$4,414

December 31, 2011

Total equity	$4,336	$(32)	$4,304

December 31, 2010

Total equity	$4,230	$(32)	$4,198

December 31, 2009

Total equity	$4,256	$(32)	$4,224

December 31, 2008

Total equity	$4,190	$(32)	$4,158

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